Press Release	Exhibit 10.2

DENVER, COLORADO, September 9, 2005 — Newmont Mining Corporation announced that David H. Francisco has elected to step down as Executive Vice President, Operations, effective today. Mr. Francisco, who cited health considerations for his decision, will continue as an executive employee of the Company, with the title of Technical Advisor to the CEO.

Wayne W. Murdy, Chairman and Chief Executive Officer, said “We thank Dave for his many years of dedicated service to the Company’s operations, and we look forward to having the benefit of his broad knowledge and experience in the years to come.”

On an interim basis, Mr. Francisco’s duties will be overseen by Thomas L. Enos, Senior Vice President for International Operations and Bruce D. Hansen, currently Senior Vice President and Chief Financial Officer. Mr. Enos will oversee the Company’s international operations. Mr. Hansen will oversee North American operations and Technical Services, which includes operations support, engineering, research and development and project development. Mr. Murdy said, “Tom and Bruce have a strong record of contributions to the organization, and I have confidence that they will provide continuing leadership in these interim roles.” The Company is conducting a comprehensive review of its worldwide management structure and will announce permanent appointments within the next few months.

Newmont is also pleased to announce the appointment of Richard O’Brien as Senior Vice President and Chief Financial Officer of the Company. Mr. O’Brien joins the Company from AGL Resources Inc. in Atlanta, Georgia, where he served as Executive Vice President and Chief Financial Officer. Mr. O’Brien has also held executive positions with Mirant (formerly Southern Energy, Inc.) and Pacificorp, and he holds a B.A. in economics from University of Chicago and a J.D. from Lewis and Clark College, Northwestern School of Law. Mr. O’Brien will assume his new duties on September 26, 2005.